(Interstate/Johnson Lane Logo Goes Here)
                             Interstate/Johnson Lane

                          INTERSTATE/JOHNSON LANE, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 20, 1998
             ------------------------------------------------------

TO THE STOCKHOLDERS OF
INTERSTATE/JOHNSON LANE, INC.

         The annual meeting of the stockholders of Interstate/Johnson Lane, Inc. (the "Company") will be held on Tuesday, January 20, 1998, at 3:00 P.M. at the Radisson Plaza Hotel, 101 South Tryon Street, Charlotte, North Carolina, for the following purposes:

                  (1) To elect three directors to serve as Class I directors for a three-year term expiring in 2001 or until their respective successors are duly elected and qualified.

                  (2) To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent certified public accountants for the fiscal year ending September 30, 1998.

                  (3) To approve the terms of Long-Term Incentive Plan compensation for the Company's executive and senior officers.

                  (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed November 28, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.



                                                     Michael D. Hearn, Secretary

Dated:   December 16, 1997


------------------------------------------------------------------------------
AFTER VOTING THE ENCLOSED PROXY, PLEASE SIGN, DATE AND MAIL IN THE ENCLOSED ENVELOPE SO AS TO ENSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.
------------------------------------------------------------------------------

                          INTERSTATE/JOHNSON LANE, INC.
                                INTERSTATE TOWER
                              POST OFFICE BOX 1012
                      CHARLOTTE, NORTH CAROLINA 28201-1012


                            -------------------------


                                 PROXY STATEMENT

                            -------------------------



         This proxy statement is furnished in connection with the solicitation by the Board of Directors of Interstate/Johnson Lane, Inc. (the "Company") of proxies from the holders of the Company's Common Stock (the "Common Stock") for use at the annual meeting of stockholders of the Company to be held on Tuesday, January 20, 1998, and at any adjournment thereof. Unless the context requires otherwise, all references in this proxy statement to the Company refer to Interstate/Johnson Lane, Inc. and its subsidiaries. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about December 16, 1997.

         Only stockholders of record at the close of business on November 28, 1997, are entitled to vote at the meeting. As of such date, the Company had outstanding and entitled to vote 6,100,305 shares of Common Stock, and approximately 970 stockholders of record. Each outstanding share entitles the stockholder of record to one vote. The representation in person or by proxy of a majority of the outstanding shares of Common Stock is necessary for a quorum at the annual meeting.

         All proxies which are properly executed and received prior to the meeting will be voted at the meeting. If a stockholder specifies how the proxy is to be voted on any of the business to come before the meeting, the proxy will be voted in accordance with such specification. If no specification is made, the proxy will be voted for the election of directors as proposed, for the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent certified public accountants for the fiscal year ending September 30, 1998, and for the approval of the terms of the Long-Term Incentive Plan compensation for the Company's executive and senior officers. A proxy may be revoked, to the extent it has not been exercised, at any time prior to its exercise, by written notice to the Secretary of the Company, by executing and delivering a proxy with a later date, or by voting in person at the meeting.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Company's Restated Certificate of Incorporation, as amended, and Bylaws provide that the Board of Directors be divided into three classes, with each class having a three-year term. The term of office for Class I directors expires at the 1998 Annual Meeting of Stockholders, and the term of office for Class II and III directors will expire at the 1999 and 2000 Annual Meetings, respectively.

         In April, 1997, the Board of Directors was expanded to ten (10) directors and Mr. B. Franklin Skinner was appointed as a Class I director to serve until the next Annual Meeting of Stockholders. In October, 1997, the Board of Directors was expanded to eleven (11) directors and Ms. Minor Mickel Shaw was appointed as a Class I director to serve until the next Annual Meeting of Stockholders.



         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. Withheld votes will be excluded entirely from the vote and will have no effect therein. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

         THREE DIRECTORS ARE PROPOSED FOR ELECTION TO A TERM EXPIRING AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS: PETER R. KELLOGG, B. FRANKLIN SKINNER AND MINOR MICKEL SHAW. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.

         Information with respect to each current director and nominee, including five-year biographical data, is set forth below:


CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

         Claude S. Abernethy, Jr.
         -------------------------
         Mr. Abernethy, age 70, was elected a director of the Company in June, 1985. He was a director of Interstate/Johnson Lane Corporation, the Company's wholly owned subsidiary (hereinafter "IJL Corporation") from 1953 to 1987 and a Senior Vice President from 1963 to the present date. He has been affiliated with IJL Corporation since 1951. Mr. Abernethy is also a director of Air Transportation Holding Company, an air freight company and Ridgeview, Inc., a manufacturer of sports socks and hosiery.

         Parks H. Dalton
         ---------------
         Mr. Dalton, age 68, served as Chairman of the Company from 1985 until his retirement in 1988, and as Chief Executive Officer from 1985 to 1986. He was re-elected as a director of the Company in July, 1990, and as Chairman and Chief Executive Officer of the Company in September, 1990. He served as Chief Executive Officer from September, 1990, until October, 1994, and still serves as Chairman. He was also a director of IJL Corporation from 1985 until his retirement in 1988, and served as Chief Executive Officer of IJL Corporation from 1968 to 1988, President from 1968 to 1983, and Chairman from 1983 to 1988. In November, 1990, he was re-elected Chairman and Chief Executive Officer of IJL Corporation until October, 1994, when he was elected Chairman, the position in which he currently serves.

         Peter R. Kellogg
         ----------------
         Mr. Kellogg, age 55, was elected a director of the Company in October, 1989. Mr. Kellogg is Senior Managing Director and Chief Executive Officer of the investment firm of Spear, Leeds & Kellogg ("SLK"), having joined them in 1967. Mr. Kellogg is also the Chairman of IAT Reinsurance Syndicate Ltd. The Troster Singer Division of SLK provides execution services to the Company on certain transactions in over-the-counter securities. Mr. Kellogg is also a director of The Ziegler Companies, Inc., an investment firm.

         B. Franklin Skinner
        --------------------
         Mr. Skinner, age 66, was elected a director of the Company in April, 1997. Mr. Skinner was Chairman and CEO of BellSouth Telecommunications, Inc. before retiring in 1992. He currently serves as a director of Shoney's Inc., and on the board of trustees of Davidson College and the Columbia Presbyterian Theological Seminary. He previously has served as a director of NationsBank Corporation and the Barclays American Corporation.

         Minor Mickel Shaw
         ------------------
         Ms. Shaw, age 50, was elected a director of the Company in October, 1997. For more than five years, she has served as President of Micco Corporation and Mickel Investment Group, both privately-held companies. She also currently serves on the board of trustees of Wofford College and The Daniel/Mickel Foundation of South Carolina.


CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

         Dudley G. Pearson
         -----------------
         Mr. Pearson, age 54, was elected a director of the Company in January, 1991. Mr. Pearson is Senior Vice President and Regional Manager, having joined Interstate/Johnson Lane Corporation in January, 1987. Mr. Pearson served as Branch Manager of the Atlanta Monarch office from October, 1988, through April, 1995.

         Edward C. Ruff
         ----------------
         Mr. Ruff, age 58, was elected a director of the Company in 1988 and has served as its Chief Financial Officer since 1985. He has been a director, Senior Vice President and Chief Financial Officer of IJL Corporation since he joined that firm in 1976, and in April, 1996 was elected a Senior Managing Director/Chief Financial Officer. In October, 1997, Mr. Ruff was elected Executive Vice President and Chief Operating Officer of the Company and Executive Managing Director/Chief Operating Officer of IJL Corporation. Mr. Ruff is also a director of ISC Realty Corporation, which is the managing general partner of Marketplace Income Properties, Atlantic Income Properties Limited Partnership, Interstate Land Investors I Limited Partnership and Interstate Land Investors II Limited Partnership, all publicly held real estate investment partnerships.

         Grady G. Thomas, Jr.
         --------------------
         Mr. Thomas, age 54, was elected a director of the Company in November, 1988. He joined IJL Corporation in 1977, was elected Senior Vice President in 1978 and served as a director from 1987 to 1991. Mr. Thomas directs the activities of The Interstate Group, a division of IJL Corporation, which provides institutional trading and independent research products and services to money managers and plan sponsors.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING


         John B. Ellis
         ---------------
         Mr. Ellis, age 73, was elected a director of the Company in April, 1992. He retired in 1986 as Senior Vice President-Finance and Treasurer from Genuine Parts Company, a national distributor of automotive replacement parts, and is presently director emeritus of that firm. Mr. Ellis is also a director of Hughes Supply Inc., Integrity Music, Inc., Intermet Corp. and UAP, Inc.

         J. Alex McMillan, III
         ---------------------
         Mr. McMillan, age 65, was elected a director of the Company in July, 1996. Mr. McMillan retired from the U.S. House of Representatives in 1994 after a decade of public service. He is currently President of the McMillan Group, a merchant banking and public affairs consulting firm specializing in health care, energy, telecommunications, environment and financial services. Mr. McMillan is also a director of Alydaar Software Corporation.

         James H. Morgan
         ---------------
         Mr. Morgan, age 50, was elected President and Chief Operating Officer of both the Company and IJL Corporation in September, 1990, and as a director of both in October, 1990. He served as Chief Operating Officer from September, 1990, until October, 1994, when he was elected President and Chief Executive Officer. In October, 1997, he was elected as Chairman and Chief Executive Officer, effective January 21, 1998. From July, 1989, to September, 1990, Mr. Morgan was President of Morgan Investments, Inc., a privately owned and operated investment advisory business. Mr. Morgan served as Vice President of the Company from 1987 to 1989, and was a director and Senior Vice President of IJL Corporation in various research, equity marketing and investment policy roles from 1986 to 1989.


                                   PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has selected Coopers & Lybrand L.L.P. as independent certified public accountants to examine the Company's financial statements for the fiscal year ending September 30, 1998. A representative of such firm is expected to attend the meeting, to respond to appropriate questions from stockholders present at the meeting and, if such representative desires, to make a statement. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.



                                   PROPOSAL 3

                TO APPROVE THE TERMS OF LONG-TERM INCENTIVE PLAN
          COMPENSATION FOR THE COMPANY'S EXECUTIVE AND SENIOR OFFICERS

         In 1996, the Board of Directors approved a stock-based Long-Term Incentive Plan ("LTIP") for a group of up to fifteen executive and other senior officers. The purpose of the plan was to recognize their contribution to the outstanding prior years' stockholder returns (as illustrated on page 14) and to continue to align the interests of the Company's senior management and its stockholders by allowing them to earn increased stock ownership. The LTIP provides for awards of company stock ranging from 100,000 to 650,000 shares, depending upon the level of aggregate earnings per share (before charges for the LTIP) attained during the three-year period commencing October 1, 1995, and ending September 30, 1998. No awards are payable for less than $3.51 aggregate earnings per share (as defined) during that measurement period.

         Because this measurement period has not ended, because the value of the share awards depends upon the price of the Common Stock at the end of that period, and the awards have not yet been made, it currently is not possible to quantify the maximum dollar amount of an award to any participant. However, the Compensation and Plans Committee has determined that the maximum share award to any participant will not exceed the lesser of 50% of the total share award or 325,000 shares. Assuming this Proposal is approved by the stockholders, the Compensation and Plans Committee will certify the total shares earned and allocate awards among the group of executives within 30 days after September 30, 1998. Should there be a change in control of the Company prior to that date, the plan provides that the awards would be made at that time based upon a proration formula. It is expected that a portion of the award will be made in restricted shares forfeitable by the recipient if he is not employed by the Company on September 30, 2001, other than by reason of his death, disability, or retirement. Additionally, recipients may elect to receive up to 50% of their unrestricted share awards in cash at the time of grant.

         As discussed in the Compensation and Plans Committee Report, depending upon the price of the Company's stock at that time, the awards could cause one or more eligible executive officers' total annual remuneration to exceed $1 million. Section 162(m) of the Internal Revenue Code of 1986, as amended, does not allow deductions for compensation in excess of $1 million (per taxable year) by a public corporation paid to its Chief Executive Officer or to any other named executive officer unless certain criteria are met. As noted above, the Compensation and Plans Committee of the Board, comprised solely of independent directors, has approved this performance-based Plan and will certify in October, 1998 as to which performance goals have been met before any awards are made. The final requirement is that stockholders approve the material terms under which the compensation will be paid. Therefore, the Board of Directors is seeking stockholders' approval to ensure that the Company can accomplish its compensation objectives in a manner that maximizes the deductibility of compensation for federal income tax purposes. Assuming a quorum is present in person or by proxy at the annual meeting, approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker nonvotes will have the practical effect of reducing the number of affirmative votes required to approve the proposal by reducing the total number of votes cast. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE TERMS OF THE LONG-TERM INCENTIVE PLAN COMPENSATION.


                                  OTHER MATTERS

         The Board of Directors of the Company knows of no matters which will be presented for consideration at the meeting other than those set forth in this Proxy Statement. However, if any other matters are properly presented for action, it is the intention of the persons named in the Proxy to vote on them in accordance with their best judgment.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of November 30, 1997, the number and percentage of outstanding shares beneficially owned by each person known by the Company to own more than 5% of the Common Stock, by each director, nominee for director and named executive officer of the Company, and by all directors and executive officers of the Company as a group. Unless otherwise indicated, each stockholder named has sole voting and dispositive power with respect to such stockholder's shares.



                                                                    NUMBER OF SHARES           PERCENT
                           NAME                                     BENEFICIALLY OWNED(1)     OF CLASS
                          -------                                  -------------------------  ----------

        Claude S. Abernethy, Jr.                                          260,567      (2)       4.27%
        Douglas R. Aldridge                                                76,048      (3)       1.25
        Edwin A. Dalrymple, Jr.                                            63,828      (4)       1.05
        Parks H. Dalton                                                    72,371      (5)       1.19
        John B. Ellis                                                       5,191      (6)       *
        Peter R. Kellogg                                                1,052,499      (7)      17.26
        J. Alex McMillan, III                                               1,240      (8)       *
        James H. Morgan                                                   181,813      (9)       2.98
        Reliance Trust Company, Trustee of
           Interstate/ Johnson Lane Corporation Employee
           Stock Ownership and PAYSOP Plan and Trust                      388,871     (10)       6.38
        Dudley G. Pearson                                                  11,645     (11)       *
        Edward C. Ruff                                                    151,599     (12)       2.49
        Lewis F. Semones, Jr.                                              53,438     (13)       *
        Minor Mickel Shaw                                                     999     (14)       *
        B. Franklin Skinner                                                 1,500     (15)       *
        Grady G. Thomas, Jr.                                              124,907     (16)       2.05
        All directors and executive officers
          as a group (19 persons)                                       2,206,013     (17)      36.16

                       *Less than 1%

(1) Does not include shares that might be deemed to be beneficially owned by a director, nominee or executive officer serving on a committee which may direct the investment of Common Stock in the Company's Profit Sharing and Capital Accumulation Plan and Trust ("PSP/CAP") or Employee Stock Ownership and PAYSOP Plan and Trust ("ESOP/ PAYSOP").

(2) Mr. Abernethy's shares include 43,991 shares owned by his wife; 32,800 shares owned by his children; 2,703 shares of restricted stock; and 13,474 shares held in the ESOP/PAYSOP and PSP/CAP plans.

(3) Mr. Aldridge's shares include 1,600 shares owned by his wife; 3,075 shares of restricted stock; 50,000 shares issuable under currently exercisable stock options; and 163 shares held in the ESOP/PAYSOP and PSP/CAP plans.

(4) Mr. Dalrymple's shares include 5,045 shares owned by his wife; 2,203 shares of restricted stock; 1,378 shares held in the ESOP/PAYSOP and PSP/CAP plans; and 37,500 shares issuable under currently exercisable stock options.

(5) Mr. Dalton's shares include 7,371 shares held in the ESOP/PAYSOP and PSP/CAP plans.

(6) Mr. Ellis' shares include 499 shares of restricted stock obtained from the Company in payment of his annual director retainer fee.

(7) Mr. Kellogg's shares include 100,000 shares held by his wife; 100,000 shares held by a Trust, of which he is a trustee; 499,500 shares held by IAT Reinsurance Syndicate, Ltd., a Bermuda corporation, of which he is the sole holder of the voting stock; and 499 shares of restricted stock obtained from the Company in payment of his annual director retainer fee.

(8) Mr. McMillan's shares include 499 shares of restricted stock obtained from the Company in payment of his annual director retainer fee.

(9) Mr. Morgan's shares include 86 shares owned by his wife, 274 shares owned by his children, 747 shares of restricted stock, 218 shares held in the ESOP/PAYSOP and PSP/CAP plans; and 115,000 shares issuable under currently exercisable stock options.

(10) This stockholder has dispositive power with respect to these shares, and voting power only as to shares not allocated to participants' accounts. The address of this holder is: One Atlantic Plaza, Suite 2840, 950 East Paces Ferry Road, Atlanta, GA 30326-1142.

(11) Mr. Pearson's shares include 767 shares of restricted stock; and 160 shares held in the ESOP/PAYSOP and PSP/CAP plans.

(12) Mr. Ruff's shares include 6,258 shares held in the ESOP/PAYSOP and PSP/CAP plans; and 45,000 shares issuable under currently exercisable stock options.

(13) Mr. Semones' shares include 1,405 shares of restricted stock; 217 shares held in the ESOP/PAYSOP and PSP/CAP plans; and 30,000 shares issuable under currently exercisable stock options.

(14) Ms. Shaw's shares include 499 shares of restricted stock obtained from the Company in payment of her annual director retainer fee.

(15) Mr. Skinner's shares include 499 shares of restricted stock obtained from the Company in payment of his annual director retainer fee.

(16) Mr. Thomas' shares include 474 shares restricted stock; 3,987 shares held in the ESOP/PAYSOP and PSP/CAP plans; and 35,000 shares issuable under currently exercisable stock options.

(17) Shares of all directors, nominees for director and executive officers as a group include 363,500 shares issuable under currently exercisable stock options; 28,575 shares of restricted stock; and 43,098 shares held in the ESOP/PAYSOP and PSP/CAP plans.


                             MEETINGS AND COMMITTEES

BOARD OF DIRECTORS

         During the fiscal year ended September 30, 1997, there were four meetings of the Company's Board of Directors.


AUDIT COMMITTEE

         Messrs. McMillan, Kellogg and Ellis served as the members of the Audit Committee during the fiscal year ended September 30, 1997. The principal functions of this Committee are to review the Company's internal controls and confer with the Company's independent public accountants concerning the scope and results of their audit and any recommendations they may have, and to consider such other matters relating to auditing and accounting as the Committee may deem appropriate. During the fiscal year ended September 30, 1997, the Audit Committee held three meetings.
                                       8

COMPENSATION AND PLANS COMMITTEE

         Messrs. Ellis, McMillan and Skinner served as the members of the Compensation and Plans Committee during the fiscal year ended September 30, 1997. The principal function of this Committee is to review and approve the compensation of the executive officers of the Company, to determine who will receive options and/or stock appreciation rights under the Company's 1985 Non-Qualified Stock Option Plan, and to determine who will receive options, restricted stock, unrestricted stock, and/or stock appreciation rights under the Company's 1987 Stock Award Plan. During the fiscal year ended September 30, 1997, the Compensation and Plans Committee held three meetings.


NOMINATING COMMITTEE

         Messrs. Kellogg, Skinner and Dalton served as the members of the Nominating Committee during the fiscal year ended September 30, 1997. The principal function of this Committee is to seek out and nominate qualified candidates for the Board of Directors of the Company. During the fiscal year ended September 30, 1997, the Nominating Committee held three meetings.


                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation during the last three fiscal years of the Company's Chief Executive Officer, and each of its four other most highly compensated executive officers (the "named executive officers") during the 1997 fiscal year:

                           SUMMARY COMPENSATION TABLE


                                                                 Annual Compensation
                                                  ------------------------------------------------------------
Executive Officer                    Yr.End       Salary                   Bonus                Other Annual       All Other
-------------------                   9/30       ---------    ------------------------------    Compensation      Compensation
                                      ----                                                       -----------       ------------
                                                                                                     (3)              (4)
                                                               Cash      Stock      Total
                                                              ---------  -------    -------
                                                                         (1)(2)

(1) James H. Morgan                     1997        225,000    885,000          0    885,000                0         3,135
      PRESIDENT AND                     1996        225,000    675,000          0    675,000            3,053         3,020
     CHIEF EXECUTIVE OFFICER            1995        200,000    248,750     26,258    275,008                0         3,018

(2) Edward C. Ruff                      1997        160,000    525,000          0    525,000                0         3,015
     CHIEF FINANCIAL  OFFICER (6)       1996        160,000    400,000          0    400,000                0         3,020
                                        1995        150,000    140,000     10,003    150,003                0         3,018

(3) Douglas R. Aldridge                 1997        150,000    503,557          0    503,557           15,053         3,625
     SR. MANAGING DIRECTOR (7)
     IJL CORPORATION

(4) Edwin A. Dalrymple, Jr.             1997        160,000    460,000          0    460,000           11,292         3,232
     SR. MANAGING DIRECTOR              1996        150,000    525,000          0    525,000            5,428         3,020
     IJL CORPORATION                    1995        140,000    167,000     13,005    180,005                0         3,018

(5) Lewis F. Semones, Jr.               1997        135,000    475,000          0    475,000            3,851         3,369
     SR. MANAGING DIRECTOR (6)          1996        125,000    300,000          0    300,000            4,528         3,020
     IJL CORPORATION                    1995        110,000    105,000     24,257    129,257            2,642         3,018


(1) In fiscal 1995, the named executive officers (who served as executive officers in those years) were awarded 13,068 shares of Common Stock restricted for one year and bearing the rights to dividends, if any.

(2) Aggregate restricted shareholdings and their respective values at September 30, 1997, for each of the named executive officers were as follows: Mr. Morgan, 747 shares, $9,151; Mr. Dalrymple, 1,378 shares, $16,268; Mr. Semones, 217 shares, $2,658; and Mr. Aldridge 163 shares, $1,996.

(3) Amounts reported herein reflect the price discount on Common Stock deemed purchased as of September 30 of that year by the named executive officers under the Company's Employee Deferred Stock Purchase Program, which shares were issued subsequent to the close of the respective fiscal year.

(4) Amounts reported herein reflect allocations of contributions by the Company to the defined contribution plans described on page 12 of this proxy statement and also reflect the dividends paid by the Company on the officers' restricted shares.

(5) There were no awards or payouts of long-term compensation as defined in item 402(b)(2)(iv) of Regulation S-K under the Securities Exchange Act of 1934.

(6) Messrs. Ruff and Semones were elected Chief Operating Officer and Chief Financial Officer, respectively, of both the Company and IJL Corporation on October 21, 1997.

(7) Mr. Aldridge became an executive officer on October 21, 1996.


STOCK OPTIONS

         The following options to purchase Common Stock were granted to the named executive officers during the fiscal year ended September 30, 1997:

                                       OPTION GRANTS IN THE LAST FISCAL YEAR

                                                        Percent of
                                                       Total Options           Exercise or
                              Options Granted           Granted                 Base Price     Expiration     Grant Date
                                    (1)                    (2)                 ($/Share)           Date        Value(3)
   Executive Officer           --------------            --------               ------------    ----------    -----------
   -----------------

   Douglas R. Aldridge                   25,000                 7.7%             $13.50      10/21/06         $112,000
   Edwin A. Dalrymple, Jr.               25,000                 7.7               13.50       1/21/07          112,000
                                         12,500*                3.8               13.50       1/21/07           50,250
   James H. Morgan                       70,000                21.5               13.50       1/21/07          313,600
                                         35,000*               10.8               13.50       1/21/07          140,700
   Edward C. Ruff                        25,000                 7.7               13.50       1/21/07          112,000
                                         12,500*                3.8               13.50       1/21/07           50,250
   Lewis F. Semones, Jr.                 20,000                 6.2               13.50       1/21/07           89,600
                                         10,000*                3.1               13.50       1/21/07           40,200

*These options were granted subject to contingent exercisability. The options were only exercisable after the shares of the Company's stock traded at $26.00 per share during at least any ten days prior to 01/21/04. This contingency has been met. 10

(1) Options granted pursuant to the Interstate/Johnson Lane, Inc. Restated Stock Award Plan and the Amended Non-Qualified Stock Option Plan. Options are fully vested at the time of issuance. The options were granted at the fair market value of the shares subject to the option on the date of the grant.

(2) Reflects the percent of total options granted to all employees during the fiscal year ended September 30, 1997.

(3) Grant date fair values were calculated by multiplying the fair values of the options at the grant date (as calculated using the Black-Scholes option pricing model) by the number of options granted. The following weighted-average assumptions were used in the pricing model: risk-free interest rate of 6.61%; expected volatility of 27%; dividend yield of 1.9%; and expected life of 6.1 years.



                                     OPTION EXERCISES IN THE LAST FISCAL YEAR
                                                               Number of Unexercised              *Value of Unexercised
                                                                    Options at               In-The-Money Options at Fiscal
                                  Option Exercises            Fiscal Year-End                         Year-End
                              ----------------------        -----------------------        ---------------------------------
                                Shares        Value
                               Acquired      Realized     Exercisable      Unexercisable     Exercisable     Unexercisable
Executive Officer                  (#)          ($)             (#)              (#)               ($)             ($)
-----------------             -------------   ------       ---------        -----------       ---------       --------


Douglas R. Aldridge                     0             0          25,000          0                $440,625        n/a
Edwin A. Dalrymple, Jr.                 0             0          37,500          0                 660,938        n/a
James H. Morgan                         0             0         105,000          0               1,850,625        n/a
Edward C. Ruff                      5,000       $61,438          45,000          0                 849,375        n/a
Lewis F. Semones, Jr.                   0             0          30,000          0                 528,750        n/a

*Based on the difference between the exercise price of the options and the closing price of the Common Stock on The New York Stock Exchange at September 30, 1997 ($31.125).


LONG-TERM INCENTIVE PLAN

         In 1996, the Board of Directors approved a stock-based Long-Term Incentive Plan (LTIP) for executive officers (including the executive officers named above), and other senior executives . The LTIP provides for awards of company stock ranging from 100,000 to 650,000 shares, depending upon the level of aggregate earnings per share (before charges for the LTIP) attained during the three-year period commencing October 1, 1995, and ending September 30, 1998. No awards are payable for less than $3.51 aggregate earnings per share (as defined) during that period. The Committee has determined that no person shall receive more than the lesser of 350,000 shares or 50% of the total shares awarded.

         All awards will be made within 30 days after the close of the Company's fiscal year at September 30, 1998. Should the Company in 1998 achieve the average earnings per share (before LTIP charges) of 1996 and 1997, the total award to the eligible group would be 350,000 shares. Under the terms of the Plan, portions of the share grants may be made in restricted shares forfeitable by the recipient if he is not employed by the Company for the duration of the period ending September 30, 2001, other than for his death, disability, or retirement. Additionally, recipients may elect to receive up to 50% of their unrestricted share awards in cash at the time of grant.


COMPENSATION OF DIRECTORS

         For the fiscal year ended September 30, 1997, the Company paid directors who are not employees of the Company an annual retainer of $10,000 in restricted stock, plus $1,000 and reimbursement of reasonable expenses for each directors' meeting attended, and $1,000, plus expenses, for each committee meeting not held in conjunction with a directors' meeting. In October,

1997, the amount of the annual retainer was raised to $15,000. Meeting fees will remain the same. Directors who are non-salaried employees receive $1,000 per meeting, plus expenses. The Company anticipates that the Board of Directors will continue to meet quarterly.



PROFIT SHARING AND CAPITAL ACCUMULATION PLAN AND TRUST (PSP/CAP)

         The Company maintains the PSP/CAP, which provides for participant contributions on a pretax compensation reduction basis (a 401(k) arrangement). To participate, an employee must have at least one full calendar quarter of service. An employee meeting the standards of service required under the plan may elect to defer receipt of a percentage of his annual compensation and contribute that amount to the Capital Accumulation Plan. That amount was limited by federal regulation to $9,500 in 1997. The employee's deferrals will be fully vested at all times.

         The Company discretionarily matches employee contributions up to three percent of covered compensation. Additional discretionary contributions may be made by the Company and are allocated among participating employees at the end of each fiscal year on the basis of their relative eligible compensation. Company contributions, if any, are allocated to eligible participating employees who are employed on the last day of the fiscal year. A participant's interest in the Company's matching contributions vests over five years. This interest also becomes fully vested upon retirement at age 65, early retirement (age 62 with ten years of service), death or total disability.



EMPLOYEE STOCK OWNERSHIP (ESOP) AND PAYSOP PLAN AND TRUST

         The Company maintains an ESOP/PAYSOP, to which it may make annual contributions of cash, securities of the Company or other property for the benefit of participating employees. The eligibility and vesting provisions and administration responsibilities of the ESOP/PAYSOP are the same as those which apply to the Profit Sharing and Capital Accumulation Plan and Trust. Cash contributions to the ESOP/PAYSOP have been primarily invested in the Common Stock and are allocated among participating employees at the end of each fiscal year on the basis of their relative eligible compensation.



RELATED TRANSACTIONS

         From time to time, directors and executive officers of the Company may borrow money from IJL Corporation through margin accounts. These loans are made in the normal course of IJL Corporation's business as a broker-dealer, are made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risks of credit or present other unfavorable features. Additionally, IJL Corporation loaned Mr. Aldridge $100,000 in February, 1997, at an interest rate equal to the prime rate of a national bank, which averaged 8 3/8% during the fiscal year. The principal and interest are being forgiven on a monthly basis over a 42-month period, and the balance as of November 15, 1997, was $77,380. The loan was made to assist Mr. Aldridge in relocating to Charlotte to assume his current duties.



COMPENSATION AND PLANS COMMITTEE REPORT

         The Compensation and Plans Committee (the "Committee") establishes base salaries for the Company's executive officers at the beginning of the fiscal year upon the recommendations of the Chief Executive Officer. Salary levels are intended to reflect responsibilities in one or more of the Company's operating units and to be competitive with positions of similar responsibility in other comparable investment and financial services organizations, whether publicly owned or privately held, some of which may be included in the Peer Group Index. Compensation surveys by
                                       12
independent third parties, industry associations and ad hoc conference groups, as well as published proxy data for firms of comparable size and scope, all serve as resources to the Chief Executive Officer and to the Committee in its deliberations.

         Annual bonuses for executive officers are discretionary, not contractual. Messrs. Dalrymple and Aldridge are compensated primarily from the contributions of the respective business units that they direct. The other named executive officers and certain additional executive officers participate in a corporate bonus pool which is based in part on the Company's annual return on average beginning equity (ROBE), after giving effect to such bonuses, and in part on discretionary adjustments by the Committee. The specifics of the formularized portion of the corporate bonus pool vary from year to year. For fiscal 1997 it provided for a bonus pool in an amount equal to 7% of pretax profits (before giving effect to such bonuses and to LTIP charges) at a 10% ROBE, up to a maximum 12% of pretax profits (as defined) if a 24% or greater ROBE was achieved. In fiscal 1997 the pretax ROBE was 17.8%, and total funds available from the corporate pool were $2,200,000 of which $1,885,000 was allocated among the named executive officers on the basis of recommendations to the Committee by the Chief Executive Officer.

         In assessing total 1997 compensation for the named executive officers relative to the Company's performance, the Committee considered the following factors:

(bullet) Compensation paid to senior executives of other regional full-service securities firms (including but not limited to some firms in the Peer Group Index), as disclosed in proxy statements, relative to various financial characteristics of those firms such as revenues, net income, and return on equity.

(bullet) Substantial improvement from 1996 in the financial performance of the Company.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") disallows a publicly held corporation's deduction for that portion of annual compensation exceeding $1 million paid to any named executive officer. For performance-based compensation, Section 162(m) of the Code and the regulations thereunder establish certain conditions under which performance-based compensation in excess of $1 million may be deducted for federal income tax purposes. In regard to the $1 million limit on tax deductible compensation, the Committee believes it is important to balance the effectiveness of executive compensation plans with the materiality of potentially reduced tax deductions. In balancing the value of the tax benefit with the flexibility of administering its executive compensation programs for fiscal 1997, the Company did not seek to comply with the requirements of Section 162(m) of the Code, and thus incurred disallowed deductions of approximately $100,000.

         In 1998, the Committee anticipates making both unrestricted and restricted share awards of Common Stock under the LTIP to the Chief Executive Officer and to other executives who may be named executive officers for that fiscal year. Depending upon certain income tax elections available to these individuals, the taxable value of such awards, when aggregated with other annual compensation payable to them, could cause the applicable employee remuneration (as defined under the Code) for any or all of such individuals to exceed $1 million. Accordingly, the Company, in accordance with Section 162(m) of the Code, has decided to request stockholder approval of the performance goals established in the LTIP by the Committee as set forth in Proposal 3 on page 5 of this proxy statement.

         COMPENSATION AND
         PLANS COMMITTEE:         JOHN B. ELLIS
                                  J. ALEX MCMILLAN, III
                                  B. FRANKLIN SKINNER

                            STOCK PERFORMANCE GRAPHS

         The following graph compares the five-year cumulative total return on shares of the Common Stock with the cumulative total return of the S&P 500 Index and a Peer Group Index comprised of eleven comparable regional securities firms. The graph assumes that $100 was invested on September 30, 1992, in the Common Stock and each of the other indexes, and that all dividends were reinvested.

         The Peer Group Index, which is weighted by market values, includes the following firms:

Advest Group, Inc.                       Piper Jaffray Companies, Inc.
First Albany Companies, Inc.             Rodman & Renshaw Capital Group, Inc.
Interra Financial, Incorporated          Scott & Stringfellow Financial, Inc.
Legg Mason, Inc.                         Southwest Securities Group, Inc.
McDonald & Company Investments, Inc.     Stifel Financial Corp.
Morgan Keegan, Inc.

                      Comparative Five-Year Total Returns*
               Interstate/Johnson Lane, Inc., S&P 500, Peer Group
                       (Performance results from 9/30/97)

                        1992     1993       1994     1995     1996       1997
-------------------------------------------------------------------------------
UL              [ ]  $100.00  $163.27    $129.85   $167.11   $206.98    $531.19
S&P 500          ^   $100.00  $113.01    $116.57   $151.25   $182.00    $255.61
Peer Group       *   $100.00  $158.56    $124.65   $179.19   $207.47    $457.74

                         (Performance Graph Goes Here)

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceeding year in the Company's Common Stock, S&P 500, and Peer Group.

* Cumulative total returns assures reinvestment of dividends.

COMPENSATION AND PLANS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Kellogg, a member of the Compensation and Plans Committee, is Senior Partner and Chief Executive Officer of SLK which, through its Troster Singer Division, provides execution services to the Company of certain transactions in over-the-counter securities.


SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equities securities, if any, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of equity securities of the Company.

         To the Company's knowledge, based solely on a review of information provided to it by its directors and executive officers and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that the reports for January, 1997 for nine of the Company's directors and executive officers were filed one day late, due to difficulties with a vendor's electronic system. The filings were for Messrs. Abernethy, Dalrymple, Dalton, Morgan, Ruff, Semones, Thomas, Hearn and Harvey D. Harrelson, and each had one transaction reported on that filing.


STOCKHOLDER PROPOSALS

         Stockholder proposals relating to the Company's 1999 annual meeting of stockholders must be received by the Company no later than Tuesday, August 25, 1998. Stockholders should send their proposals to the attention of the Company's Secretary at its principal offices, P. O. Box 1012, Interstate Tower, Charlotte, North Carolina 28201-1012.


SOLICITATION

         The expense of preparing, printing and mailing the proxy statement to stockholders will be borne by the Company. In addition to soliciting proxies by mail, the Company may make requests for proxies by telephone or by personal solicitation by employees of the Company at nominal cost to the Company. W. F. Doring & Co. has been retained by the Company on behalf of the Board of Directors to assist in the solicitation of proxies from brokers and nominees for a fee of approximately $4,000, plus reimbursement of reasonable out-of-pocket expenses. The Company also will reimburse brokers, dealers, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy solicitation materials to beneficial owners of the Common Stock.


                                               The Board of Directors

                                               INTERSTATE/JOHNSON LANE, INC.

DECEMBER 16, 1997

------------------------------------------------------------------------------
                                  APPENDIX
------------------------------------------------------------------------------


                         INTERSTATE/JOHNSON LANE, INC.
P R O X Y
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Parks H. Dalton, James H. Morgan and Michael
D. Hearn, and each of them, with full power of substitution, attorneys and proxies to appear and vote, as indicated below, all of the shares of Common Stock of Interstate/Johnson Lane, Inc. that the undersigned would be entitled to vote at the annual meeting of stockholders of Interstate/Johnson Lane, Inc. to be held on January 20, 1998 and at any and all adjournments thereof. The Board of Directors recommends a vote FOR the following items:

    1. ELECTION OF DIRECTORS

[ ]  FOR all nominees except as marked to the         [ ]  WITHHOLD AUTHORITY to vote for all nominees
   contrary

     NOMINEES: CLASS I DIRECTORS: Peter R. Kellogg, B. Franklin Skinner and
               Minor Mickel Shaw;

      (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

                 ---------------------------------------------

    2. RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998.

       [ ]  FOR                [ ]  AGAINST              [ ]  ABSTAIN

    3. APPROVAL OF THE TERMS OF THE LONG-TERM INCENTIVE PLAN COMPENSATION FOR THE COMPANY'S EXECUTIVE AND SENIOR OFFICERS.

       [ ]  FOR                [ ]  AGAINST              [ ]  ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR (PROPOSAL 1), "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
                                              Dated ____________________________

                                              ----------------------------------

                                              ----------------------------------
                                              Signature

                                              Please sign exactly as your name
                                              appears hereon. If holder is a
                                              corporation, partnership or other
                                              association, please sign its name
                                              and add your name and title. When
                                              signing as attorney, executor,
                                              administrator, trustee or
                                              guardian, please also give your
                                              full title. If shares are held
                                              jointly, EACH holder should sign.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

        ANNUAL MEETING OF STOCKHOLDERS OF INTERSTATE/JOHNSON LANE, INC.
Voting Direction to Reliance Trust Company as Trustee for the Interstate/Johnson
                                Lane Corporation
    Employee Stock Ownership and PAYSOP Plan and Trust ("ESOP/PAYSOP"), and
       Profit Sharing and Capital Accumulation Plan and Trust ("PSP/CAP")


    The undersigned hereby appoints Reliance Trust Company (the "Trustee") to vote as indicated below, the shares of Common Stock of Interstate/Johnson Lane, Inc. (the "Company") allocated to the account of the undersigned in the ESOP/PAYSOP and PSP/CAP Plans of Interstate/Johnson Lane Corporation at the annual meeting of stockholders of the Company to be held on January 20, 1998 and at any and all adjournments thereof. The Board of Directors recommends a vote FOR the following items:

    1. ELECTION OF DIRECTORS

[ ]  FOR all nominees except as marked to the         [ ]  WITHHOLD AUTHORITY to vote for all nominees
   contrary

      NOMINEES: CLASS I DIRECTORS: Peter R. Kellogg, B. Franklin Skinner,
                               Minor Mickel Shaw;

      (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

                 ---------------------------------------------

    2. RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998.

       [ ]  FOR                [ ]  AGAINST              [ ]  ABSTAIN

    3. APPROVAL OF THE TERMS OF THE LONG-TERM INCENTIVE PLAN COMPENSATION FOR THE COMPANY'S EXECUTIVE AND SENIOR OFFICERS.

       [ ]  FOR                [ ]  AGAINST              [ ]  ABSTAIN




    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR (PROPOSAL 1), "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
                                              Dated ____________________________

                                              ----------------------------------

                                              ----------------------------------
                                              Signature

                                              Please sign exactly as your name
                                              appears hereon.


PLEASE MARK, DATE AND SIGN THIS DIRECTION TO TRUSTEE AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING.